SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549
                             --------------------

                                  FORM 8-K
                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                               June 10, 1999
                     (Date of earliest event reported)


                        PEERLESS SYSTEMS CORPORATION
           (Exact name of Registrant as specified in its charter)


           Delaware                000-21287              95-3732595
           (State of         (Commission File No.)       (IRS Employer
       incorporation or                               Identification No.)
         organization)

                           2381 Rosecrans Avenue
                               El Segundo, CA
                  (Address of principal executive offices)

                                     90245
                                   (zip code)

                                (310) 536-0908
             (Registrant's telephone number, including area code)



ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

      On June 10, 1999, Peerless Systems Corporation ("Peerless") consummated its acquisition of Auco, Inc. ("Auco"). The transaction was closed pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated April 6, 1999, by and among Peerless Corporation, Auco Merger Sub, Inc. ("Merger Sub), and Auco. As a result of the transaction, Auco became a wholly owned subsidiary of Peerless, and its name was changed to Peerless Systems Networking. The purchase price consisted of the issuance of approximately 2.1 million shares of Peerless common stock valued at approximately $17.7 million in exchange for all the outstanding common stock of Auco as of the date of consummation based on an exchange ratio equal to 0.2585 shares of Peerless common stock for each share of Auco common stock acquired. In addition, approximately 420,000 shares were reserved for issuance, valued at approximately $3.5 million, in connection with the assumption of Auco's outstanding options and employee stock purchase plans pursuant to the Merger Agreement.

      The basic terms of the Merger Agreement, the method used for determining the amount of consideration paid by Peerless and the relationships between Peerless and Auco and their respective directors and executive officers were described in the proxy statement/prospectus/information statement dated May 7, 1999 filed in connection with Peerless's Registration Statement on Form S-4, which is incorporated herein by reference. Auco's assets consist of intellectual property, cash, receivables, property and equipment, and other tangible and intangible assets which are used in the business of developing and marketing embedded networking technology, software, and services. Peerless intends to continue such use of the assets.

      The issuance of the shares of Peerless common stock in the Merger was approved by a vote of the stockholders of Peerless at a special meeting of shareholders held on June 10, 1999.



                                 SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                              PEERLESS SYSTEMS CORPORATION


                              By: /s/ Carolyn Maduza
                                 -------------------------------
                              Name:  Carolyn Maduza
                              Title: Chief Financial Officer


Date:  June 25, 1999